================================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 CHEROKEE INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                 CHEROKEE INC.
                              6835 Valjean Avenue
                           Van Nuys, California 91416

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 31, 2000

   NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of the Stockholders of Cherokee Inc. will be held at the Palisades Salon in the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on May 31, 2000 at 10:00 A.M. (Pacific Time) for the following purposes:

  1. To elect five directors to the Board of Directors who will serve until the 2001 Annual Meeting of Stockholders of Cherokee Inc. and until their successors have been duly elected and qualified; and

  2. To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

   Stockholders of record at the close of business on April 24, 2000 will be entitled to notice of and to vote at the annual meeting or any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during normal business hours for ten days prior to the annual meeting at the Loews Santa Monica Beach Hotel.

   The Board of Directors urges each stockholder to read carefully the enclosed proxy statement, which is incorporated herein by reference.

                                          By Order of the Board of Directors,

                                          /s/ Carol A. Gratzke
                                              Carol A. Gratzke
                                              Secretary

Van Nuys, California
May 2, 2000

                                   IMPORTANT

Whether or not you expect to attend the annual meeting in person, please complete, date, sign, and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Your proxy will be revocable any time prior to its exercise either in writing or by voting your shares personally at the annual meeting.

                                 CHEROKEE INC.
                              6835 Valjean Avenue
                           Van Nuys, California 91406

                               ----------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 31, 2000

                               ----------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cherokee Inc., a Delaware corporation ("Cherokee" or "Company"), of proxies to be used at the 2000 Annual Meeting of Stockholders to be held at the Palisades Salon in the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on May 31, 2000 at 10:00 A.M. (Pacific
Time) and at any adjournments or postponements thereof. A form of the proxy is enclosed for use at the annual meeting. Stockholders are being asked to vote upon the election of five directors to the Board of Directors and to transact such other business as may properly come before the annual meeting. The approximate date on which this Proxy Statement and form of proxy are being mailed to the stockholders is May 5, 2000.

Record Date, Outstanding Shares and Voting

   The Board of Directors of the Company has fixed April 24, 2000, as the record date to determine stockholders entitled to notice of and to vote at the annual meeting. As of the record date, there were 8,480,705 outstanding shares of common stock of the Company held by approximately 154 holders of record. Each stockholder of record at the close of business on April 24, 2000 is entitled to one vote for each share of common stock of the Company then held on each matter to come before the meeting, or any adjournments or postponements thereof.

Quorum and Voting Requirements

   A majority of the votes eligible to be cast at the annual meeting by holders of common stock of the Company, or 4,240,353 votes, represented in person or by proxy at the annual meeting, is required for a quorum. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or nominee, which are represented at the meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The nominees receiving the five highest number of votes will become directors. Votes that are withheld from any nominee will be excluded from the vote and will have no effect. No other proposals are expected to be presented at the annual meeting. However, most other proposals, such as a proposal to postpone or adjourn the annual meeting, must receive the favorable vote of a majority of the shares of common stock represented and entitled to vote, in person or by proxy, at the annual meeting. Abstentions as to such other proposals will have the same effect as votes against the proposals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such other proposals. Under the rules that govern brokers, brokers that have record ownership of shares have the authority to vote on certain "routine" matters even when they have not received instructions from the beneficial owners of such shares. Brokers that do not receive instructions are entitled to vote on the election of directors. The Company's Certificate of Incorporation does not provide for cumulative voting.

Voting and Revocation of Proxies

   If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted FOR the directors nominated by the Board of Directors, and as recommended by the Board of Directors with regard to all other matters, or, if no such recommendation is given, in the discretion of the proxy holder. Proxies marked "withhold" and/or "abstain" will be counted towards the quorum requirement but will not be voted for the election of the Board of Directors' director nominees.

   A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are required to so notify the Secretary of the Company prior to the time of the meeting.

Security Ownership of Principal Stockholders

   The following table sets forth information regarding the beneficial ownership of common stock of the Company as of April 24, 2000 by each person believed by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company's voting securities. Unless noted otherwise, the holders listed below have sole voting power and dispositive power over the shares beneficially held by them. Under the rules of the Securities and Exchange Commission, in calculating percentage ownership, each holder is deemed to beneficially own any shares subject to options exercisable by the holder within sixty days of April 24, 2000, but options owned by others are deemed not to be outstanding shares even if the options are exercisable within sixty days. Percentage ownership is based on 8,480,705 shares of common stock outstanding on April 24, 2000.

     Name and Address                           Amount and Nature of Percentage
     of Beneficial Owner                        Beneficial Ownership  of Class
     -------------------                        -------------------- ----------
     Timothy Ewing.............................      2,057,246(1)      24.2%(1)
      2200 Ross Avenue
      Suite 4660 West
      Dallas, TX 75201

     Value Partners, Ltd.......................      2,028,169         23.9%
      C/O Ewing & Partners
      4514 Cole Avenue
      Suite 808
      Dallas, TX 75205

     Robert Margolis...........................      1,565,952(2)      18.5%(2)
      6835 Valjean Avenue
      Van Nuys, CA 91406

     The Newstar Group, Inc....................        718,541(3)       8.5%(3)
      dba The Wilstar Group
      6835 Valjean Avenue
      Van Nuys, CA 91406

--------
(1) Includes 2,028,169 shares held directly by Value Partners, Ltd. Mr. Ewing is managing partner of Ewing & Partners, which is the general partner of Value Partners, Ltd. Mr. Ewing expressly disclaims beneficial ownership of such shares.

(2) Includes 718,541 shares owned by The Newstar Group, Inc. d/b/a The Wilstar Group ("Wilstar"). Mr. Margolis is the sole shareholder of Wilstar.

(3) Does not include 847,411 shares individually held by Mr. Margolis.

Security Ownership of Management

   The following table sets forth information regarding the beneficial ownership of common stock of the Company as of April 24, 2000, by each director and nominee for director, the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of January 29, 2000, and all directors and executive officers as a group. Unless noted otherwise, the holders listed below have sole voting and dispositive power over the shares beneficially held by them. Under the rules of the Securities and Exchange Commission, in calculating percentage ownership, each holder is deemed to beneficially own any shares subject to options exercisable by the holder within sixty days of April 24, 2000, but options owned by others are deemed not to be outstanding shares even if the options are exercisable within sixty days. Percentage ownership is based on 8,480,705 shares of common stock outstanding on April 24, 2000.

                                                         Amount and
                                                           Nature
                                                        of Beneficial Percentage
                 Name of Beneficial Owner                 Ownership    of Class
                 ------------------------               ------------- ----------
   Robert Margolis (1) ................................   1,565,952      18.5%
   Douglas Weitman (2) ................................     274,397       3.2%
   Jess Ravich (2) ....................................      33,316         *
   Keith Hull (2) .....................................      33,277         *
   Timothy Ewing(3)....................................   2,057,246      24.2%
   Dave Mullen.........................................           *         *
   Carol Gratzke (4) ..................................     159,244       1.9%
   Howard Siegel (5)...................................     131,179       1.5%
   Steven Ascher (6)...................................      40,000         *
   Oliver Wood (7).....................................      10,000         *
   All Executive Officers and
   directors as a group (8)............................   4,304,611      49.0%

--------
* = less than 1%


(1) Includes 847,411 shares held individually by Mr. Margolis, 5000 shares which may be purchased pursuant to options that are currently exercisable at an exercise price of $8.00 per share and 718,541 shares owned by Wilstar. Mr. Margolis is the sole shareholder of Wilstar.

(2) Amounts for Mr. Weitman, Mr. Ravich and Mr. Hull include 10,000 shares which may be purchased by each director pursuant to options that are currently exercisable at exercise prices of either $10.50 or $8.00 per share.

(3) Includes 5,000 shares which may be purchased pursuant to options that are currently exercisable at an exercise price of $8.00 per share and 2,028,169 shares held directly by Value Partners, Ltd. Mr. Ewing is managing partner of Ewing & Partners, which is the general partner of Value Partners, Ltd. and, therefore, Mr. Ewing may be deemed to be the beneficial owner of such shares.

(4) Includes 119,244 shares which may be purchased pursuant to options that are or will be exercisable within sixty days of April 24, 2000, at various exercise prices.

(5) Includes 96,913 shares which may be purchased pursuant to options that are or will be exercisable within sixty days of April 24, 2000, at various exercise prices.

(6) Includes 40,000 shares which may be purchased pursuant to options that are or will be exercisable within sixty days of April 24, 2000, at various exercise prices.

(7) Includes 10,000 shares which may be purchased pursuant to options that are or will be exercisable within sixty days of April 24, 2000, at an exercise price of $8.00 per share.

(8) Includes 306,157 shares which may be acquired pursuant to options that are or will be exercisable within sixty days of April 24, 2000, at various exercise prices.

                         ITEM 1. ELECTION OF DIRECTORS

   At the annual meeting, stockholders will be asked to elect five directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Four incumbent directors have been nominated for re-election for one-year terms. Mr. Weitman, who is an incumbent director, is not standing for re-election and Mr. Mullen has been nominated in his place. Both Mr. Margolis and Mr. Hull have been nominated pursuant to the terms of a management agreement between Wilstar and the Company. See "Employment and Management Agreements--Composition of the Board of Directors." None of the nominees has any family relationship to any other nominee or to any executive officer of the Company. Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting.

   In the event that any nominee for director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. The Board of Directors has no present knowledge that any of the persons named will be unavailable to serve.

Information Concerning Directors and Nominees for Board of Directors

   The following table sets forth the principal occupation or employment and principal business of the employer, if any, of each director and nominee for director of the Company, as well as his age, business experience, other directorships held by him and the period during which he has previously served as director of the Company. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

                                            Principal Occupation for Past Five
                Name, Age                                 Years;
                   and                             Other Directorships;
    Present Position with the Company              Business Experience
    ---------------------------------     -------------------------------------
 Robert Margolis, 52                      Mr. Margolis has been a director of
  Director, Chairman of the Board         the Company since May 1995. Mr.
  of Directors and Chief Executive        Margolis was appointed Chairman of
  Officer                                 the Board of Directors and Chief
                                          Executive Officer of the Company on
                                          May 5, 1995. Mr. Margolis was the co-
                                          founder of the Company's Apparel
                                          Division in 1981. He had been the Co-
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer
                                          of the Company since June 1990 and
                                          became Chairman of the Board of
                                          Directors on June 1, 1993. Mr.
                                          Margolis resigned all of his
                                          positions with the Company on October
                                          31, 1993 and entered into a one-year
                                          consulting agreement with the
                                          Company. Wilstar provides
                                          Mr. Margolis' services as Chief
                                          Executive Officer of the Company
                                          pursuant to the terms of a management
                                          agreement between Wilstar and the
                                          Company. See "Employment and
                                          Management Agreements."

 Timothy Ewing, 39                        Mr. Ewing has been a director of the
  Director                                Company since September 1997. Mr.
                                          Ewing, a Chartered Financial Analyst,
                                          is the managing partner of Ewing &
                                          Partners and manager of Value
                                          Partners, Ltd., a private investment
                                          partnership formed in 1989. Mr. Ewing
                                          is vice-chairman of the board of
                                          directors of First Fidelity Bancorp,
                                          Inc. in Irvine, California, he sits
                                          on the board of directors of
                                          Harbourton Financial Corporation in
                                          McLean, Virginia and is on the board
                                          of trustees of the Carolco Pictures
                                          Liquidating Trust. In addition, he is
                                          on the board of directors of the
                                          Baylor Health Care System Foundation
                                          and The Dallas Opera, and the
                                          governing board of the Dallas Museum
                                          of Natural History.

              Name, Age               Principal Occupation for Past Five Years;
                 and                             Other Directorships;
  Present Position with the Company              Business Experience
  ---------------------------------   -----------------------------------------
 Dave Mullen, 65                      Mr. Mullen, who for more than five years
  Director nominee                    was the President and CEO of Robinson's-
                                      May in North Hollywood, California,
                                      retired from The May Department Stores in
                                      July 1999. He joined The May Department
                                      Stores in March 1988 and from March 1988
                                      to June 1988 was President and CEO of
                                      Goldwater's in Phoenix, Arizona. From
                                      June 1988 to January 1991 he was
                                      President and CEO of Filene's in Boston,
                                      Massachusetts, and in January 1991 became
                                      the President and CEO of Robinson's-May
                                      in North Hollywood.

 Jess Ravich, 42                      Mr. Ravich has been a Director of the
  Director                            Company since May 1995. Mr. Ravich has
                                      been the Chairman and Chief Executive
                                      Officer of the U.S. Bancorp Libra, a
                                      division of U.S. Bancorp Investments,
                                      Inc., a registered broker-dealer since
                                      January 1999. From June 1991 to January
                                      1999, he was the Chairman and Chief
                                      Executive Officer and the majority
                                      shareholder of Libra Investments, Inc., a
                                      registered broker-dealer he founded which
                                      merged with US Bancorp Investments, Inc.
                                      in January 1999. Mr. Ravich is on the
                                      board of directors of Communication
                                      Intelligence Corporation.

 Keith Hull, 47                       Mr. Hull has been a director since June
  Director                            1995. For more than five years, Mr. Hull
                                      has been President of Avondale Fabrics
                                      and Corporate Vice President of its
                                      parent, Avondale Mills Inc. Avondale
                                      Mills is a diversified manufacturer of
                                      textiles.

Meetings and Committees of the Board of Directors

   The business affairs of the Company are managed under the direction of the Board of Directors, although the Board of Directors is not involved in day-to-day operations. During the fiscal year ended January 29, 2000 ("Fiscal 2000") the Board of Directors met three times. Each director attended at least 75% of all Board of Directors and applicable committee meetings during Fiscal 2000.

Audit Committee

   The Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of the Company's books and records, reviews with such accounting firm the scope and results of the annual audit, consults with the independent accountants with regard to the adequacy of the Company's system of internal accounting controls and reviews fees charged by the independent accountants for professional services.

   The Company's independent public accountants are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. In Fiscal 2000, the Audit Committee consisted of three non-employee directors, Mr. Hull, Mr. Ewing and Mr. Ravich. The Audit Committee met once during this period. It is expected that after the annual meeting Mr. Mullen will replace Mr. Ewing on the Audit Committee.

Compensation Committee

   The Company's compensation program for executives is administered by the Compensation Committee of the Board of Directors. Until September 1999, the Compensation Committee consisted of Mr. Ravich, Mr. Ewing and Mr. Weitman. After September 1999, the Compensation Committee consisted of Mr. Ravich, Mr. Ewing and Mr. Hull, all of whom are non-employee directors and outside directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue

Code, respectively. The Compensation Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to the Company's executives. The Compensation Committee met three times during Fiscal 2000.

Compensation Committee Interlocks and Insider Participation

   Except for Mr. Margolis, who is a director and Chief Executive Officer of the Company, as well as the sole shareholder of Wilstar, and Mr. Weitman who, until June 23, 1997, was a director and shareholder of Wilstar, none of the executive officers of the Company has served on the Board of Directors or on the Compensation Committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company. The executive management services of Mr. Margolis as the Company's Chairman of the Board and Chief Executive Officer are provided pursuant to a management agreement between Wilstar and the Company. See "Employment and Management Agreements."

Directors' Remuneration and Stock Options

   For their services on the Board of Directors during Fiscal 2000, each non-employee director was paid a retainer fee of $15,000 per annum. The fees are paid on a quarterly basis. On June 14, 1999, each director was granted options to purchase 5,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options are immediately exercisable, expire ten years from the date of grant and contain cashless exercise and antidilution provisions. The options generally terminate three months after a director ceases to serve on the Board of Directors unless such director ceases to serve as a result of death or disability, in which case the options terminate one year after the director ceases to serve on the Board of Directors. None of the directors exercised options during Fiscal 2000.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 FOR EACH OF THE DIRECTORS NOMINATED IN ITEM 1

                             EXECUTIVE COMPENSATION

Summary Compensation Table(/1/)

   The following table includes information concerning annual and long-term compensation earned by the Chief Executive Officer and the other four most highly compensated executive officers of the Company as of January 29, 2000 (collectively, the "Named Executive Officers"), for services rendered during each of the Company's last three fiscal years.

                                                                 Long Term
                             Annual Compensation              Compensation(2)
                         ---------------------------------    --------------
                                                                Securities       All Other
   Name and Principal    Fiscal  Salary           Bonus         Underlying    Compensation(3)
        Position          Year      $               $           Options #            $
   ------------------    ------ ---------       ----------    --------------  ---------------
Robert Margolis ........  2000  $ 590,367(4)    $1,776,084(4)      5,000        $1,890,624(6)
 Chairman and Chief       1999    550,000(4)     1,459,842(4)      5,000              ---
  Executive Officer       1998    366,667(4)(5)    320,601(4)      8,277             2,000

Carol Gratzke...........  2000    150,000          169,089           --                --
 Chief Financial Officer  1999    150,000          122,323        10,000            39,748
                          1998    100,000(5)        57,061       148,992             2,000

Howard Siegel...........  2000    150,000          169,089           --                --
 President-Operations     1999    150,000          122,323        30,000            28,971
                          1998     90,000(5)        50,648       115,884               583

Steven Ascher...........  2000    250,000          100,000       100,000               --
 Executive Vice           1999    250,000           25,000        20,000               --
  President               1998     48,077(7)           --            --                --

Oliver Wood.............  2000     150,00(8)           --         30,000               --
 Executive Vice
  President

--------
(1) None of the Named Executive Officers earned Other Annual Compensation during the period covered by the Summary Compensation Table, except for perquisites which did not exceed the lesser of $50,000 or 10% of total annual salary and bonus of such Named Executive Officer, and as a result, the corresponding column was omitted. Additionally, none of the Named Executive Officers received restricted stock awards or long-term incentive plan payouts during the period covered by the Summary Compensation Table and, as a result, the corresponding columns were omitted.

(2) Amounts shown include cash and non-cash compensation earned by Named Executive Officers; no amounts earned were deferred at the election of those officers.

(3) Represents payments made in accordance with a compensation in lieu of dividend plan which was in effect from January 15, 1997 to December 31, 1998. Under the plan, when cash dividends were paid on outstanding shares of common stock of the Company, each plan participant received an amount equal to the cash dividends that would have been paid on shares issuable under vested stock options of the Company held by such participant, had such participant exercised such options prior to, and owned the shares issuable under such options on, the record date and payment date for such cash dividend.

(4) The executive management services of Mr. Margolis as the Company's Chairman of the Board and Chief Executive Officer are provided pursuant to a management agreement between Wilstar and the Company. See "Employment and Management Agreements." Mr. Margolis is the sole stockholder of Wilstar. Under the management agreement, Wilstar is eligible to receive both base compensation and annual cash bonuses for providing management services. In Fiscal 2000, Fiscal 1999 and the eight months ended January 31, 1998, Wilstar received $590,367, $550,000 and $366,667, respectively, in annual base compensation. The base compensation amount for Fiscal 2000 includes a retroactive cost of living increase. In Fiscal 2000, Fiscal 1999 and the eight months ended January 31, 1998, bonuses of $1,776,084, $1,459,842 and $320,601, respectively, were accrued for Wilstar. See "Employment and Management Agreements" below for a further description of the management agreement between Wilstar and the Company.

(5) Adjusted to reflect salary for the eight-month period ending January 31, 1998.

(6) Pursuant to the terms of the management agreement, the Company forgave and cancelled approximately $1.89 million of the principal amount of a Promissory note, dated December 23, 1997 made by Mr. Margolis in favor of the Company.

(7) Steven Ascher joined the Company as Executive Vice President on November 1, 1997, and therefore the 1998 salary amount represents a partial year.

(8) Oliver Wood joined the Company as Executive Vice President on March 1, 1999, and therefore the 2000 salary amount represents a partial year.

Option Grants in Last Fiscal Year

   Set forth below is further information on grants of stock options during Fiscal 2000 to the Named Executive Officers.

                                                                  Potential
                                                              Realizable Value
                              Percentage                         at Assumed
                               of total                        Annual Rates of
                  Number of    Options                           Stock Price
                  Securities  Granted to Exercise             Appreciation for
                  Underlying  Employees   or Base              Option Term (2)
                   Options    in Fiscal    Price   Expiration -----------------
      Name       Granted(1) #    2000    ($/Share)    Date       5%      10%
      ----       ------------ ---------- --------- ---------- -------- --------
Robert
 Margolis.......     5,000(3)     3.7%     $8.00    6-14-09   $ 25,156 $ 63,750
Carol Gratzke...       --         --         --         --         --       --
Howard Siegel...       --         --         --         --         --       --
Steven Ascher...    33,333(4)    24.7%      7.75    5-27-09    162,462  411,712
Steven Ascher...    33,333(4)    24.7%      8.52    5-27-09    136,795  386,045
Steven Ascher...    33,334(4)    24.7%      9.38    5-27-09    108,132  357,390
Oliver Wood.....    30,000(5)    22.2%      8.00    2-04-09    150,934  382,498

--------
(1) All option grants were made pursuant to the Company's 1995 Incentive Stock Option Plan, as amended. Under the plan, in the event of a liquidation, merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another corporation, each option granted under the plan, to the extent not fully exercised, will be cancelled unless the surviving corporation in any such merger, reorganization or consolidation elects to assume the options or to grant substitute options in place thereof. Notwithstanding the foregoing, vested options will remain exercisable until the date of any such liquidation, merger, reorganization, or consolidation and any unvested options will become exercisable for a ten-day period ending on the fifth day immediately preceding any such liquidation, merger, reorganization or consolidation.

(2) The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by the Named Executive Officer will be at or near the value shown.

(3) On June 14, 1999, each director, including Mr. Margolis, received an award of 5,000 options to purchase Company common stock. The exercise price of each option is $8.00 per share, which equals the fair market value of the Company's common stock on the date of grant. The options are immediately exercisable, expire ten years from the date of grant and contain cashless exercise and antidilution provisions. The options will generally terminate three months after Mr. Margolis ceases to serve on the Board of Directors unless he ceases to serve as a result of death or disability, in which case the options terminate one year after he ceases to serve on the Board of Directors.

(4) On May 27, 1999, Mr. Ascher received an award of 100,000 options to purchase Company common stock. Such options become exercisable in three installments of 33,333, 33,333 and 33,334, on the first, second and third anniversaries of the date of the grant, respectively. The exercise price of each option in the first installment is $7.75 per share (which equals the fair market value of the Company's common stock on the date of grant), in the second installment is $8.52 per share and in the third installment is $9.38 per share. The options are exercisable ten years from the date of grant and contain cashless exercise and antidilution provisions. The options generally terminate three months after Mr. Ascher's employment with the Company is terminated, unless his employment is terminated as a result of his death or disability, in which case the options terminate one year after his employment is terminated.

(5) On February 16, 1999, Mr. Wood received an award of 30,000 options to purchase Company common stock. Such options become exercisable in three installments of 10,000 each, on the first, second and third anniversaries of the date of the grant. The exercise price of each option is $8.00 per share, which equals the fair market value of the Company's common stock on the date of grant. The options are exercisable ten years from the date of grant and contain cashless exercise and antidilution provisions. The options generally terminate three months after Mr. Wood's employment with the Company is terminated, unless his employment is terminated as a result of his death or disability, in which case the options terminate one year after his employment is terminated.

Option Exercises and Fiscal Year End Values

   Set forth below is certain information concerning exercised and unexercised options to purchase common stock granted both in Fiscal 2000 and prior years to the Named Executive Officers, and held by them at January 29, 2000. During Fiscal 2000, none of the Named Executive Officers exercised any options.

                                                                                      $ Value of
                           Shares                Number of Unexercised          In-the-Money Options at
                         acquired on  Value   Options at January 29, 2000         January 29, 2000(1)
                          Exercise   Realized ------------------------------   -------------------------
          Name               (#)       ($)    Exercisable     Unexercisable    Exercisable Unexercisable
          ----           ----------- -------- -----------     --------------   ----------- -------------
Robert Margolis.........     --        $--              5,000              --     $--          $--
Carol Gratzke...........     --         --            119,244           39,748     --           --
Howard Siegel...........     --         --             96,913           48,971     --           --
Steven Ascher...........     --         --              6,667          113,332     --           --
Oliver Wood.............     --         --             10,000           20,000     --           --

--------
(1) The value of unexercised in-the-money options at FY-end was calculated based on the market value of the underlying securities, minus the exercise price, and assumes the sale of the underlying securities on January 28, 2000 at a price of $7.25 per share, which was the closing price of the Company's common stock on the NASDAQ National Market System on that date.

Employment and Management Agreements

   The Company has not entered into employment agreements with any of the Named Executive Officers. Wilstar provides the executive management services of Mr. Margolis as the Company's Chairman of the Board and Chief Executive Officer pursuant to a management agreement between Wilstar and the Company. The parties originally entered into a management agreement on May 4, 1995, which was subsequently amended several times (the "Original Management Agreement"). As of November 29, 1999, Wilstar and the Company entered into the Revised Management Agreement which revises and restates in one document the current terms under which Wilstar has agreed to continue to provide executive management services to Cherokee. Robert Margolis is currently the sole stockholder of Wilstar.

   Base Compensation and Performance Bonuses. As its base compensation for services rendered under the Revised Management Agreement, Wilstar will be paid $587,450 per fiscal year. Wilstar's base compensation is subject to an annual cost of living increase each year after Fiscal 2000.

   Wilstar is also eligible for annual performance bonuses. Section 3.2 of the Revised Management Agreement provides that if the Company's consolidated pre-tax earnings during the fourth quarter of Fiscal 2000 were no less than $1,674,710, then Wilstar would receive a performance bonus equal to (x) 10% of the Company's EBITDA for Fiscal 2000 in excess of $2.5 million, plus (y) 15% of the Company's EBITDA during Fiscal 2000 in excess of $10.0 million. Subject to meeting the $1,674,710 threshold, the Company also agreed to forgive approximately $1.89 million of the principal amount of the Promissory Note, dated December 23, 1997, made by Mr. Margolis in favor of the Company. The Revised Management Agreement provides that for purposes of determining if the $1,674,710 threshold was met, any portion of the Promissory Note that is forgiven will not reduce the calculation of the Company's consolidated pre-tax earnings for the fourth quarter of Fiscal 2000. The Company's consolidated pre-tax earnings during the fourth quarter exceeded the $1,674,710 threshold as calculated pursuant to the Revised Management Agreement. As a result, the Company will pay Wilstar a bonus of $1.78 million and forgive approximately $1.89 million of the principal amount of the Promissory Note. The payments and loan cancellation have been accrued for in the Company's financial statements for Fiscal 2000.

   Section 3.3 of the Revised Management Agreement provides that, for each fiscal year after Fiscal 2000, if the Company's EBITDA for such fiscal year is no less than $5.0 million, then Wilstar will receive a performance bonus equal to (x) 10% of the Company's EBITDA for such fiscal year in excess of $2.5 million up to $10.0 million, plus (y) 15% of the Company's EBITDA for such fiscal year in excess of $10.0 million.

   In all cases, EBITDA will be determined in accordance with U.S. generally accepted accounting principles and will be reduced by all accrued compensation expenses attributable to any compensation paid or payable to Wilstar under the Revised Management Agreement, including, but not limited to, the performance bonuses provided for under Sections 3.2 and 3.3 and base compensation payable to Wilstar, but will not be reduced by any portion of the Promissory Note that is forgiven and cancelled.

   Initial Term and Extensions. The initial term of the Revised Management Agreement terminates on February 2, 2002. If Cherokee's consolidated pre-tax earnings, as set forth in its audited financial statements for any of its fiscal years during the term of the Revised Management Agreement, commencing with Fiscal 2000: (a) are no less than 80% of the consolidated pre-tax earnings contained in the budget submitted to and approved by the Compensation Committee for such fiscal year, and (b) are also no less than the consolidated pre-tax earnings for the immediately preceding fiscal year, then the termination date of the Revised Management Agreement will automatically be extended an additional year. Pursuant to the terms of the Revised Management Agreement, for purposes of determining whether the foregoing tests are met, the Company's consolidated pre-tax earnings will not be reduced by any portion of the Promissory Note that is forgiven and cancelled. There may be any number of such extensions if the foregoing tests are met on multiple occasions. During Fiscal 2000, the foregoing tests were met and therefore the term of the Revised Management Agreement has been extended to February 1, 2003.

   Composition of the Board of Directors. If the Company's board is comprised of five directors, the Company will use its commercially reasonable best efforts to ensure (a) that one director is nominated by Wilstar (the "Wilstar Director"); (b) that one director (the "Investor Director") is nominated by the members of the group, other than Mr. Margolis, that filed Schedule 13-Ds, dated April 24, 1995, with respect to the purchase of the Company's common stock (collectively, the "Outside Investors"); and (c) that three directors are nominated by the non-Wilstar non-Investor Directors (the "Other Directors"). If there are seven directors, the Company will use its commercially reasonable best efforts to ensure that a second Investor Director is nominated by Outside Investors and four directors are nominated by the Other Directors. If there are nine directors, the Company will use its commercially reasonable best efforts to ensure that, in addition to the Wilstar Director and the Investor Directors described above, one director is nominated by Wilstar and the Outside Investors together (the "Wilstar/Investor Director") and five directors are nominated by the Other Directors. If the Board of Directors is expanded, the Company will use its commercially reasonable best efforts to ensure that Wilstar is able to maintain its proportionate representation. The Company will use its commercially reasonable best efforts to ensure that the Board of Directors will have an audit and a compensation committee, each of which will be comprised of three members, one of whom shall be an Investor

Director and two of whom shall be selected by the entire Board of Directors from all of the remaining directors, other than the Wilstar Director.

   In addition to the events of termination described below under the title "Events of Termination," Wilstar may elect to treat the following events relating to the composition of the Board of Directors as a breach of the Revised Management Agreement by the Company:

  . the size of the Board of Directors is increased or decreased without Wilstar's maintaining or increasing its proportionate representation;

  . the Wilstar Director, the Investor Directors or the Wilstar/Investor Director, as applicable, are not elected to the Board of Directors or are not put on the slate of directors recommended to the Company's stockholders or any such director is removed from the Board of Directors without Wilstar's prior approval; or

  . without Wilstar's consent, Mr. Margolis is not elected Chairman of the Board.

   Events of Termination. Wilstar may terminate the Revised Management Agreement if the Company materially breaches any of the terms and conditions of the Revised Management Agreement or fails to perform its material obligations thereunder. Unless initiated or consented to by Wilstar or Mr. Margolis, the occurrence of any of the following will be deemed to be a material breach of the Revised Management Agreement:

  . the assignment to Mr. Margolis of any duties materially inconsistent with, or the diminution of Mr. Margolis' positions, titles, offices, duties and responsibilities with the Company or any removal of Mr. Margolis from, or any failure to re-elect Mr. Margolis to, any titles, offices or positions held by Mr. Margolis under the Revised Management Agreement, including the failure of the Board of Directors to elect Mr. Margolis or Wilstar's designee as Chairman of the Board or the failure to elect, or the removal of, any Wilstar or Outside Investor nominee as director from the slate of directors recommended to the Company's stockholders by the Board of Directors;

  . except as in accordance with the Revised Management Agreement, a reduction by the Company in the base compensation or any other compensation provided for in the Revised Management Agreement;

  . a change or relocation of Mr. Margolis' offices at the Company that materially and adversely affects Mr. Margolis' working environment; or

  . any other substantial, material and adverse changes in Mr. Margolis' working conditions imposed by the Company.

   The Board of Directors may terminate the Revised Management Agreement at any time without cause. If appropriate, the Board of Directors may also terminate the Revised Management Agreement "for cause." "For cause" is limited to the willful misfeasance or gross negligence on the part of Wilstar or Mr. Margolis in connection with the performance of their duties pursuant to the Revised Management Agreement, which willful misfeasance or gross negligence directly causes material harm to the assets, business or operations of the Company. The Revised Management Agreement will terminate immediately upon Mr. Margolis' death and may be terminated by the Board of Directors if Wilstar fails to render services to the Company for a substantially continuous period of six months because of Mr. Margolis' physical or mental disability during such period.

   Payments to Wilstar if the Revised Management Agreement is Terminated. If the Revised Management Agreement is terminated for any reason by either the Company or Wilstar, the Company will:

  .  pay Wilstar's base compensation through the date of termination;

  . reimburse Mr. Margolis for all expenses incurred through the date of termination;

  . provide ongoing indemnification for Mr. Margolis and Wilstar and ongoing insurance coverage comparable to the insurance offered to other terminated directors, officers or employees of the Company; and

  .  pay Wilstar any unpaid performance bonuses earned pursuant to Sections
     3.2 or 3.3 during the fiscal year in which the Revised Management Agreement is terminated; unpaid performance bonuses will be calculated using the results of the whole fiscal year during which the Revised Management Agreement is terminated, but will be pro rated for the number of full months occurring in such fiscal year prior to the date of termination.

   In addition to the payments and other compensation described above, if the Company terminates the Revised Management Agreement without cause or Wilstar terminates the Revised Management Agreement after Cherokee materially breaches any of the terms and conditions thereof or fails to perform its material obligations thereunder, the Company will pay Wilstar, within 60 calendar days after the date of termination, a lump sum in cash equal to three times the sum of (a) Wilstar's base compensation at the rate in effect at the time of the termination and (b) the "Previous Performance Bonus." The "Previous Performance Bonus" means an amount equal to the performance bonus received by Wilstar under Sections 3.2 or 3.3 of the Revised Management Agreement and, if applicable,
Section 3.2 of the Original Management Agreement in the Company's last full fiscal year ending prior to the date of termination.

   Cap on Payments Contingent on a Change in Control. If the Company's accountants determine that any payments to Wilstar or Mr. Margolis under the Revised Management Agreement would result in the non-deductibility of some or all of such payments under Section 280G of the Code, the payments to Wilstar and Mr. Margolis will be reduced to the maximum amount that is payable without causing such payments to be nondeductible by the Company.

Certain Relationships and Related Transactions

   On December 23, 1997 the Company loaned $2.0 million to Robert Margolis, who is a Director, the Chairman of the Board of Directors and the Chief Executive Officer of the Company. The loan was approved by a majority of the disinterested members of the Company's Board of Directors on December 19, 1997. Mr. Margolis executed a Promissory Note, dated December 23, 1997, in favor of the Company for $2.0 million which yields 6.0% interest per annum, and which has been recorded as a reduction to stockholders' equity on the Company's January 29, 2000 balance sheet. Under the terms of the Revised Management Agreement, $1.89 million of the principal amount of the Promissory Note will be forgiven. The remaining principal amount of the Promissory Note and all accrued interest thereon, approximately $121,000, is due and payable on December 23, 2002. The note may be repaid in whole or in part at any time without penalty.

   Steven Ascher, the Executive Vice President of the Company, holds 41.9% beneficial ownership in Sideout Sport Inc. In November 1997, the Company signed an agreement with Sideout Sport Inc. with an initial payment of $1.5 million. During Fiscal 2000, per the terms of the agreement, the Company made payments totaling $757,000 to Sideout Sport Inc.

   On May 11, 1999 the Company loaned $100,000 to Mr. Ascher. Mr. Ascher executed a note, dated May 11, 1999, in favor of the Company for $100,000, which yields 6.0% interest per annum. The principal amount of the note and all accrued interest thereon is due and payable on May 11, 2001. The note may be repaid in whole or in part at any time without penalty. Upon the termination of Mr. Ascher's employment for any reason, the entire principal amount of the note and all accrued interest thereon will become due and payable. As of April 29, 2000, approximately $77,000 remained outstanding under the note from Mr. Ascher.

   For information with respect to other transactions and relationships between the Company and certain executive officers, directors and related parties, see "Compensation Committee Interlocks and Insider Participation" and "Employment and Management Agreements" above.

Report of the Compensation Committee

   The following Report of the Compensation Committee of the Board of Directors covering Fiscal 2000 and the performance graph that follows are included herein pursuant to Item 402 of Regulations S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the information contained in this report and the performance graph that follows shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference, in whole or in part, into any future filing under the Securities Act or Exchange Act, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

   General. The Compensation Committee of the Board of Directors is currently composed of three non-employee directors, Mr. Ewing, Mr. Ravich and Mr. Hull. The Compensation Committee reviews the performance of the Chief Executive Officer whose services are provided pursuant to the Revised Management Agreement with Wilstar, and when appropriate makes recommendations to the Board of Directors as to the terms of the Revised Management Agreement. As appropriate, the Compensation Committee reviews and approves the recommendations of the Chief Executive Officer regarding compensation for other executive officers, including salary and cash bonus levels and the stock option grants under the Company's 1995 Incentive Stock Option Plan, as amended. The Company only has five executive officers and fourteen total employees.

   Compensation Policies and Philosophy. The Company's executive compensation policies are designed to attract, retain and reward executive officers who contribute to the Company's success, to provide economic incentives for executive officers to achieve the Company's business and financial objectives by linking the executive officers' compensation to the performance of the Company, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. The Company uses a combination of base salary, cash bonuses and stock options to achieve these objectives.

   In carrying out these objectives, the Compensation Committee considers, among others, the following factors concerning the individual performance of executive officers: (1) their ability to perform their given tasks; (2) their knowledge of their jobs; and (3) their ability to work with others toward the achievement of the Company's goals. The Compensation Committee evaluates corporate performance by looking at factors such as performance relative to the business environment and the success of the Company in meeting its business and financial objectives. Additionally, as demand for highly skilled and experienced executives has increased due to lower overall unemployment rates and competition with start-up companies, it has become increasingly important for the Company to offer an attractive overall compensation package in order to attract, retain and reward executive officers.

   The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers. It is the policy of the Compensation Committee to attempt to have all compensation treated as tax-deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. However, this policy does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction, if there exists sound corporate reasons for so doing.

   Components of Compensation. The annual base compensation and performance bonuses payable to Wilstar in return for providing the executive management services of Mr. Margolis as the Company's Chairman of the Board and Chief Executive Officer are governed by the Revised Management Agreement. See "Employment and Management Agreements" above. The Company seeks to pay its other executive officers salaries that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In reviewing and approving the Chief Executive Officer's recommendations regarding the annual salaries of the other executive officers, the Compensation Committee considers the individual and corporate performance factors outlined above, and puts particular emphasis on the success of the Company in meeting its business and financial objectives and the overall contribution of each executive officer in helping to meet those objectives.

   For Fiscal 2000, a bonus pool equal to approximately 4% of the Company's EBITDA in excess of $2.5 million was established. All fourteen of the Company's employees participated in the bonus pool. Ms. Gratzke and Mr. Siegel were each entitled to 25% of the bonus pool, and the Chief Executive Officer allocated the remainder of the bonus pool among the other twelve employees based upon their individual performance during Fiscal 2000. This approach is designed to motivate the Company's employees to meet the business and financial objectives of the Company because the bonuses are tied to the profitability of the Company.

   The Company's 1995 Incentive Stock Option Plan authorizes the Compensation Committee to grant employees stock options. Stock options are granted under the plan with exercise prices equal to or above the fair market price of the Company's common stock on the date of grant and generally vest in annual installments over two or three years. Since stock options have value only if the price of the Company's common stock increases over the exercise price, the Compensation Committee believes that stock option grants to executive officers provide incentives for executive officers to build stockholder value and thereby align the interests of the executive officers with the stockholders. The Compensation Committee also believes that these grants, which may vest over a period of two or more years, provide incentives for executive officers to remain with the Company. In determining the numbers of options granted in any fiscal year, the Compensation Committee considers factors such as comparable equity compensation offered by other companies, the seniority of the executive officer, the contribution that the executive officer is expected to make to the Company and the size of prior grants to the executive officer.

   Compensation of the Chief Executive Officer. Until November 1999, compensation to Wilstar in return for providing the services of Mr. Margolis as Chief Executive Officer was governed by the Original Management Agreement between Wilstar and the Company that was entered into on May 4, 1995. Wilstar is wholly-owned by Mr. Margolis. Among other things, under the Original Management Agreement Wilstar was eligible for annual base compensation of $565,000, plus cost of living increases, and annual cash performance bonuses based on a percentage of the Company's EBITDA over certain thresholds.

   On November 29, 1999, Wilstar and the Company entered into the Revised Management Agreement, which was approved by both the Compensation Committee and the disinterested members of the Board of Directors. The material terms of the Revised Management Agreement are summarized above under the section titled "Employment and Management Agreements." The terms of the Revised Management Agreement resulted from several months of negotiations between Wilstar and the Company. The primary basis for the Compensation Committee's determination to approve the terms of the Revised Management Agreement was to retain the services of Mr. Margolis as Chairman of the Board and Chief Executive Officer of the Company and to provide a strong incentive for him to continue to increase the long-term value of the Company for its stockholders. Under Mr. Margolis' leadership, the Company's revenues have grown from approximately
$8.7 million in the fiscal year ended May 31, 1997 to approximately $24.7 million in Fiscal 2000, an increase of over 184% during that time period. Mr. Margolis' performance is further highlighted by the performance graph on the next page, which covers Mr. Margolis' tenure as Chief Executive Officer since the Company emerged from bankruptcy and compares the Company's stock performance with the stock performance of other companies, as measured by broad market indices.

   Under the Revised Management Agreement Wilstar's base compensation was adjusted to account for cost of living increases but otherwise remained unchanged. The method of calculating annual cash performance bonuses remained substantially the same. However, the receipt of such bonuses was made subject to the attainment of certain performance goals designed to generally qualify such bonuses as "qualified performance-based compensation" under Section 162(m) of the Revenue Code of 1986, as amended. The Revised Management Agreement also provided for the forgiveness of approximately $1.89 million in principal amount of a Promissory Note made by Mr. Margolis in favor of the Company, if certain performance goals were achieved. The provisions of the Revised Management Agreement regarding the annual cash performance bonus, the forgiveness of a portion of the Promissory Note, and the performance goals related thereto, were submitted to and approved by the stockholders of the Company in January 2000. The performance goals were achieved in Fiscal 2000 and, as a result, the Company will pay Wilstar a cash bonus of $1.78 million and forgive approximately $1.89 million of the principal amount of the Promissory Note.

                                          Respectfully submitted,

                                          Compensation Committee
                                          Mr. Timothy Ewing
                                          Mr. Jess Ravich
                                          Mr. Keith Hull

Common Stock Performance

   The Company's Chapter 11 reorganizations in 1993 and 1994 essentially diluted the Company's then outstanding common stock to a fraction of its value prior to such reorganizations, thereby making stock performance comparisons with the trading price of the then outstanding common stock of the Company or other comparable companies during such periods meaningless.

   Due to the nature of the Company's business being that of a licensor of its Cherokee and Sideout brands to wholesalers and retailers, which put this brand on various product categories including but not limited to footwear, apparel, accessories, watches, eyewear, home textile products and sporting goods, the Company does not believe that a comparable peer group of publicly traded licensing companies exists; hence, the Company's return on investment was compared to the S&P 100-LTD and NASDAQ INDEX COMPOSITE.

   The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the NASDAQ INDEX COMPOSITE and the S&P 100-LTD for the period commencing June 27, 1995, the date the Form 10 on the new common stock became effective, and ending on January 29, 2000. The data set forth below assumes the value of an investment in the Company's common stock and each Index was $100 on June 27, 1995. The data set forth below also assumes the reinvestment of all dividends, including, but not limited to, the $5.50 per share dividend which was paid on January 15, 1998.

                           Comparison of Total Return
                              Since June 27, 1995

        AMONG CHEROKEE INC., THE NASDAQ COMPOSITE AND THE S & P 100-LTD


                             27 Jun. 1995 Jan. 1996 Jan. 1997 Jan. 1998 Jan. 1999 Jan. 2000
                             ------------ --------- --------- --------- --------- ---------
   Cherokee Inc............      100       127.10    264.04    516.56    580.90    552.05
   S&P 100-Ltd.............      100       119.47    154.37    190.60    264.13    314.63
   NASDAQ Index Composite..      100       115.69    151.00    177.98    276.46    435.99

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. The Securities and Exchange Commission rules also require that copies of these filings be furnished to the Company.

   To the Company's knowledge, based solely on its review of copies of such reports received or written representations from certain reporting persons that no other reports were required during Fiscal 2000, all Section 16(a) filing requirements applicable to its officers, directors and ten percent (10%) stockholders were met during Fiscal 2000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   Since May 30, 1995, the Company has engaged PricewaterhouseCoopers LLP, formerly Coopers & Lybrand L.L.P., to serve as its principal independent accountant to audit its financial statements.

                                 OTHER MATTERS

Additional Information

   Copies of the Company's Annual Report on Form 10-K for Fiscal 2000, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, are available upon written request from the office of Investor Relations, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, CA 91406.

Date for Submission of Stockholder Proposals for the 2001 Annual Meeting

   Any proposal relating to a proper subject which a stockholder may intend to be presented for action at the 2001 Annual Meeting of Stockholders must be received by the Company no later than January 2, 2001, to be considered for inclusion in the proxy material to be disseminated by the Board of Directors in accordance with the provisions of Rule 14a(8)(e)(1) promulgated under the Exchange Act. Copies of such proposals should be sent to the Corporate Secretary at the Company's principal executive offices. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

   In addition, if the Company has not received notice on or before March 22, 2001 of any matter a stockholder intends to propose for a vote at the 2001 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without a discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate matter on the proxy card.

Other Business of the Meeting

   The Board of Directors is not aware of any matter to be presented at the annual meeting or any postponement or adjournment thereof which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with the recommendation of the Board of Directors, or if no such recommendation is given, in their own discretion.

Cost of Soliciting Proxies

   The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company, who will not receive any additional compensation for such services. The Company has retained U.S. Stock Transfer Corporation to assist in soliciting proxies with respect to shares of common stock held of record by brokers, nominees and institutions. The Company does not anticipate that the costs of such proxy solicitation firm will exceed $10,000, plus its out-of-pocket fees and expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

                                          By Order of the Board of Directors,

                                          /s/ Carol A. Gratzke
                                          Carol A. Gratzke
                                          Secretary

Van Nuys, California
May 2, 2000

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEROKEE INC.

               2000 Annual Meeting of Stockholders, May 31, 2000

  The undersigned hereby appoints Robert Margolis and Keith Hull, and each of them, proxies for the undersigned with full power of substitution, to vote all of the shares which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the 2000 Annual Meeting of Stockholders of Cherokee Inc. (including all adjournments thereof) to be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on May 31, 2000 at 10:00 A.M. Pacific Time, on all matters that may come before the Annual Meeting.

  The undersigned hereby instructs said proxies or their substitutes:

   1.  ELECTION OF DIRECTORS:    [_] To VOTE FOR all nominees  [_] To WITHHOLD AUTHORITY to
                                     listed below.                 vote for all nominees
                                                                   listed below.

     Robert Margolis, Timothy Ewing, David Mullen, Jess Ravich, Keith Hull

  Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

  -----------------------------------------------------------------------------

  2. DISCRETIONARY AUTHORITY: In their discretion, the proxies are authorized to vote with respect to all other matters which may properly come before the Annual Meeting.


  THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

  The undersigned hereby revokes any proxies heretofore given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 2, 2000, and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

Dated: ______________ , 2000                      -----------------------------

                                                  _____________________________
                                                  Signature(s)

                                                  Note: Your signature should
                                                  appear the same as your name
                                                  appears hereon. In signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please indicate
                                                  the capacity in which
                                                  signing; when signing as
                                                  joint tenants, all parties
                                                  in the joint tenancy must
                                                  sign. When a proxy is given
                                                  by a corporation, it should
                                                  be signed by an authorized
                                                  officer and the corporate
                                                  seal affixed. No additional
                                                  postage is required if
                                                  mailed within the United
                                                  States.